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                                                                     EXHIBIT 8.1

                             CHOATE, HALL & STEWART
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                                ATTORNEYS AT LAW

                                 EXCHANGE PLACE
                                53 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                           -------------------------

                            TELEPHONE (617) 248-5000
                               FAX (617) 248-4000
                                 TELEX 49615860

                                                               December 30, 1997

VMARK Software, Inc.
50 Washington Street
Westboro, Massachusetts 01581

Ladies and Gentlemen:

     We have acted as counsel to VMARK Software, Inc., a Delaware corporation ("VMARK"), in connection with a proposed transaction (the "Merger") in which Unidata, Inc., a Colorado corporation ("UNIDATA"), will merge with and into VMARK pursuant to an Agreement and Plan of Merger and Reorganization (as amended, the "Merger Agreement") dated October 7, 1997, as amended on November 7, 1997. This opinion letter is delivered to you pursuant to section 6.01(d) of the Merger Agreement, and sets forth our opinion as to certain federal income tax matters relating to VMARK as of the Effective Time. All capitalized terms not otherwise defined in this letter shall have the meaning ascribed to them in the Merger Agreement.

     The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative regulations and published rulings and other pronouncements, all as in effect and existing on the date hereof. The law expressed in the Code and in such decisions, regulations, and rulings is subject to change at any time (and any such change could have retroactive effect), and future legislative, judicial, or administrative actions could affect the opinions expressed herein. These opinions are not binding on the Internal Revenue Service or the courts. By rendering these opinions we undertake no responsibility to advise you of any developments in the application or interpretation of the federal income tax laws.

     We have formed our opinions after review of and in reliance upon the Merger Agreement, including all exhibits and attachments thereto, the Amended and Restated Stockholder Support Agreement dated October 31, 1997 between certain holders of UNIDATA Class A Common Stock and VMARK, the Amended and Restated Stockholder Support Agreement dated October 31, 1997 between certain holders of UNIDATA Class B Common Stock and VMARK (together, the "Stockholder Support Agreements"), and the Form S-4 Registration Statement to be filed by VMARK with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). We have assumed that all documents presented to us as originals are authentic, that all signatures are genuine, and that all copies of documents fully conform to authentic original documents. We have further assumed that all facts, representations, and warranties set forth in the Merger Agreement, Stockholder Support Agreements and Registration Statement are true and accurate and will continue to be true and accurate at the Effective Time, that all conditions to closing set forth in the Merger Agreement and pertinent to these opinions will be met and will not be waived, and that all other documents provided for in the Merger Agreement will be properly executed and delivered prior to the Effective Time.
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     Our opinions are limited to the specific federal income tax matters described below. We intend to offer no other opinions and no other opinions should be inferred. In particular, these opinions do not address any issues relating to any state, local, or foreign taxes or to any other federal taxes. These opinions also do not address the tax consequences of the Merger for any taxpayer other than VMARK, including UNIDATA and the stockholders thereof, as to whom counsel for UNIDATA is rendering tax opinions.

     Based on and subject to the foregoing, we are of the opinion that for federal income tax purposes:

     -  The Merger will qualify as a "reorganization" within the meaning of section 368(a)(1)(A) the Code;

     -  No gain or loss will be recognized by VMARK as a result of the Merger;

     - VMARK's tax basis in the assets which it acquires in the Merger from UNIDATA will be equal to UNIDATA's tax basis in such assets immediately prior to the Effective Time, increased by any gain recognized by UNIDATA as a result of the Merger (which we understand will be zero in the opinion of UNIDATA's counsel); and

     - VMARK's holding period in the assets which it acquires in the Merger from UNIDATA will include the period during which UNIDATA held such assets prior to the Merger;

     - To the extent it addresses matters of law or legal conclusions, the discussion of federal income tax consequences concerning VMARK set forth in the Registration Statement is accurate in all material respects, subject to the limitations and qualifications set forth in the Registration Statement and this letter.

     These opinions are intended solely for the benefit of VMARK and its stockholders and not for the benefit of any other person or entity, and may not be made available to or relied upon by any other person or entity without our prior written consent. We hereby consent to the inclusion of a copy of this opinion as an Exhibit to the Registration Statement and to all references to us and to this opinion in the Registration Statement.

                                            Very truly yours,


                                            CHOATE, HALL & STEWART




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